Exhibit 5.10

CONSENT OF D. VALLIÈRES

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Daniel Vallières
By:	Daniel Vallières, ing.
Vice-President, Operations Services
IAMGOLD Corporation

Dated: May 15, 2020